Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Record Coal Sales Volumes and Pricing Lead to Record Quarterly Revenues, EBITDA and Net Income; Quarterly Cash Distribution Increased 2.5% to $0.81 Per Unit; 2010 Guidance Increased

TULSA, OKLAHOMA, July 26, 2010 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record financial results for the quarter ended June 30, 2010 (the “2010 Quarter”). Strong increases to coal sales volumes and average realized pricing drove revenues in the 2010 Quarter to a record $400.3 million, an increase of 31.7% compared to the quarter ended June 30, 2009 (the “2009 Quarter”). ARLP also posted records in the 2010 Quarter for EBITDA, which increased 67.3% to $129.0 million, and net income, which climbed 106.1% to $85.5 million, or $1.82 of net income per basic and diluted limited partner unit. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2010 Quarter to $0.81 per unit (an annualized rate of $3.24 per unit), payable on August 13, 2010 to all unitholders of record as of the close of trading on August 6, 2010. The announced distribution represents an 8.7% increase over the cash distribution of $0.745 for the 2009 Quarter and a 2.5% increase over the cash distribution of $0.79 for the first quarter of 2010.

“ARLP continued to benefit from our ongoing growth initiatives and strong sales contract position as we again delivered record results for the second quarter and first half of 2010,” said Joseph W. Craft III, President and Chief Executive Officer. “These results, supported by our continuing expectations for a tenth consecutive year of record performance in 2010 and visible growth opportunities in the future, gave our Board of Directors the confidence to increase ARLP’s quarterly unitholder distribution growth rate by 25% above the 2% per quarter rate of growth we have followed for the last seven quarters.”

Consolidated Financial Results

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Record revenues in the 2010 Quarter were driven primarily by increased coal sales volumes and ARLP’s strong coal sales contract position. Increased tons sold from the River View and Mettiki mines pushed coal sales volumes in the 2010 Quarter to a record 7.5 million tons, an increase of

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19.9% over the 6.2 million tons sold in the 2009 Quarter. Primarily reflecting improved pricing under ARLP’s coal sales contracts, average coal sales prices in the 2010 Quarter rose 11.9% to a record $51.53 per ton sold. Other sales and operating revenues, which jumped 60.9% primarily due to increased third-party sales of mine safety equipment at Matrix Design Group, also contributed to higher revenues in the 2010 Quarter.

Production volumes rose 9.4% in the 2010 Quarter to 6.9 million tons, compared to 6.3 million tons in the 2009 Quarter, primarily as a result of increased coal production at the River View mine. Expenses related to increased coal production and sales volumes drove operating expenses higher in the 2010 Quarter, and particularly impacted materials and supplies expenses and sales-related expenses. Higher operating expenses also reflect expenses related to production disruptions at the Dotiki and Pattiki mining operations during the 2010 Quarter.

Financial results for the 2010 Quarter compared to the 2009 Quarter were also impacted by higher depreciation, depletion and amortization, up $7.4 million to $35.7 million, outside coal purchases, which jumped $4.1 million due to increased sales into the export market, and general and administrative expenses, which rose $2.3 million primarily as a result of increased incentive compensation expense.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

For the six months ended June 30, 2010 (the “2010 Period”), ARLP reported records for all major operating and financial metrics. Led by increased production and sales volumes at River View, tons produced climbed 9.6% and tons sold jumped 17.3%, compared to the six months ended June 30, 2009 (the “2009 Period”). Higher coal sales volumes and increased average coal sales prices, which rose $3.11 per ton sold, combined to drive revenues for the 2010 Period up by 23.3%, compared to the 2009 Period, to $781.0 million while EBITDA for the 2010 Period increased 34.1% to $247.9 million, compared to EBITDA of $184.9 million for the 2009 Period. Net income for the 2010 Period increased 40.8% to $160.4 million, or $3.38 of net income per basic and diluted limited partner unit, compared to net income of $114.0 million, or $2.28 of net income per basic and diluted limited partner unit, for the 2009 Period.

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Regional Results and Analysis

(in millions, except per ton data)	2010 Second Quarter	2009 Second Quarter	% Change Quarter / Quarter	2010 First Quarter	% Change Sequential

Illinois Basin
Tons sold	6.113	5.062	20.8%	6.076	0.6%
Coal sales price per ton (1)	$47.47	$43.06	10.2%	$47.14	0.7%
Segment Adjusted EBITDA Expense per ton (2)	$28.56	$27.88	2.4%	$28.45	0.4%
Segment Adjusted EBITDA (2)	$115.9	$77.0	50.5%	$114.1	1.6%

Central Appalachia
Tons sold	0.543	0.615	(11.7)%	0.607	(10.5)%
Coal sales price per ton (1)	$75.24	$66.70	12.8%	$65.32	15.2%
Segment Adjusted EBITDA Expense per ton (2)	$58.82	$56.69	3.8%	$54.11	8.7%
Segment Adjusted EBITDA (2)	$8.9	$6.2	43.5%	$6.9	29.0%

Northern Appalachia
Tons sold	0.833	0.570	46.1%	0.698	19.3%
Coal sales price per ton (1)	$65.87	$50.25	31.1%	$54.59	20.7%
Segment Adjusted EBITDA Expense per ton (2)	$49.97	$48.63	2.8%	$45.83	9.0%
Segment Adjusted EBITDA (2)	$14.1	$1.6	781.3%	$7.0	101.4%

Total (3)
Tons sold	7.489	6.247	19.9%	7.381	1.5%
Coal sales price per ton (1)	$51.53	$46.04	11.9%	$49.34	4.4%
Segment Adjusted EBITDA Expense per ton (2)	$33.51	$32.77	2.3%	$32.69	2.5%
Segment Adjusted EBITDA (2)	$140.6	$86.4	62.7%	$129.7	8.4%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased coal sales volumes in the Illinois Basin and Northern Appalachian regions spurred ARLP to a record 7.5 million tons sold in the 2010 Quarter, compared to 6.2 million tons in the 2009 Quarter and 7.4 million tons in the first quarter of 2010 (the “Sequential Quarter”). Higher Illinois Basin coal sales volumes primarily reflect expanded production capacity at the River View mine and increased sales from coal inventories in the region. Increased sales into the export market during the 2010 Quarter drove coal sales volumes in Northern Appalachia higher compared to both the 2009 and Sequential Quarters. Lower Central Appalachian coal sales volumes in the 2010 Quarter were impacted by the timing of shipments as well as reduced production due to increased regulatory oversight. Although total coal inventories at the end of the 2010 Quarter remained approximately 162,000 tons above inventories at the end of the 2009 Quarter, coal inventories declined approximately 462,000 tons compared to the Sequential Quarter and ARLP expects coal inventories will continue to trend lower over the balance of this year.

Improved contract pricing in the Illinois Basin and Central Appalachian regions drove average coal sales prices higher in the 2010 Quarter compared to both the 2009 Quarter and the Sequential Quarter. In Northern Appalachia, sales into the significantly higher priced export markets pushed the average realized price per ton higher in the 2010 Quarter up by $15.62 per ton and $11.28 per ton compared to the 2009 Quarter and Sequential Quarter, respectively.

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Higher total Segment Adjusted EBITDA Expense per ton during the 2010 Quarter was in line with ARLP’s expectations and, compared to the 2009 Quarter, reflects the previously discussed increases in consolidated coal sales, coal production and operating expenses. Production disruptions at the Dotiki and Pattiki mines, partially offset by increased production at the River View mine, also led to higher Segment Adjusted EBITDA Expense per ton in the Illinois Basin compared to the 2009 Quarter and the Sequential Quarter. In Central Appalachia, lower coal sales volumes and increased regulatory costs also contributed to higher Segment Adjusted EBITDA Expense per ton in the 2010 Quarter compared to both the 2009 and Sequential Quarters. In Northern Appalachia, increased Segment Adjusted EBITDA Expense per ton in the 2010 Quarter reflect higher costs associated with producing metallurgical quality coal and purchases of outside coal for sale into the export markets. Segment Adjusted EBITDA Expense per ton in Northern Appalachia was also impacted by increased expenses related to development of the Tunnel Ridge mine as incidental coal production began during the 2010 Quarter.

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “Buoyed by favorable weather conditions and recovering industrial activity, the Energy Information Administration estimates electricity demand has increased 3.8% during the first half of this year compared to the first half of 2009. EIA currently anticipates similar year-over-year growth of 3.5% for the remainder of 2010. The domestic steam coal markets have also begun to show signs of improvement as increased consumption of electricity, lower coal production volumes and continued strength in the export markets have contributed to reduced utility stockpiles and improved coal demand and prices.”

Mr. Craft added, “ARLP has recently executed several new coal sales agreements for deliveries totaling 7.1 million tons over the next four years. Shipments under these new contracts are scheduled to begin next year at average sales prices above current realizations. Based upon current negotiation and other expressions of interest by utilities for our production, Alliance is hopeful, that we can sign additional new long term contracts this year enabling us to maintain 16 continuous mining shifts of production at the River View mine. These recent indications of an improving market environment support our optimism about the prospects for future growth at ARLP.”

For 2010, ARLP anticipates coal production will remain in a range of approximately 29.9 to 30.6 million tons and coal sales volumes in a range of approximately 30.8 to 31.5 million tons, essentially all of which is priced and committed. ARLP has also secured sales commitments for approximately 29.8 million tons, 24.2 million tons and 22.3 million tons in 2011, 2012 and 2013, respectively, of which approximately 2.0 million tons and 5.4 million tons currently remain open to market pricing in 2012 and 2013, respectively.

Based on results to date and updated estimates, ARLP is currently anticipating 2010 revenues, excluding transportation revenues, near the upper end of its previously provided range of approximately $1.50 to $1.60 billion. In addition, ARLP is increasing its 2010 estimated ranges for EBITDA and net income to approximately $475.0 to $515.0 million and $305.0 to $335.0 million, respectively. Capital expenditures for 2010, including maintenance capital expenditures, are now estimated in the range of $285.0 to $325.0 million.

A conference call regarding ARLP’s 2010 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 543-6405 and provide pass code 98054809. International callers should dial (617) 213-8897 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

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An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 11919075. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; decreases in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; weakness in global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital market conditions; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability,

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governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Tons Sold	7,489	6,247	14,870	12,674
Tons Produced	6,917	6,324	14,461	13,196

SALES AND OPERATING REVENUES:
Coal sales	$385,905	$287,620	$750,064	$599,880
Transportation revenues	8,821	12,794	18,526	23,684
Other sales and operating revenues	5,617	3,490	12,414	9,640

Total revenues	400,343	303,904	781,004	633,204

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	246,702	204,477	485,969	400,853
Transportation expenses	8,821	12,794	18,526	23,684
Outside coal purchases	4,544	432	6,386	5,192
General and administrative	11,628	9,307	22,329	19,041
Depreciation, depletion and amortization	35,677	28,272	71,973	55,622

Total operating expenses	307,372	255,282	605,183	504,392

INCOME FROM OPERATIONS	92,971	48,622	175,821	128,812

Interest expense, net	(7,439)	(7,808)	(15,034)	(15,789)
Interest income	48	293	99	924
Other income	304	202	154	428

INCOME BEFORE INCOME TAXES	85,884	41,309	161,040	114,375
INCOME TAX EXPENSE (BENEFIT)	423	(201)	591	225

NET INCOME	85,461	41,510	160,449	114,150
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(50)	—	(179)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$85,461	$41,460	$160,449	$113,971

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$17,957	$14,764	$34,999	$29,621

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$67,504	$26,696	$125,450	$84,350

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.82	$0.72	$3.38	$2.28

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.79	$0.73	$1.565	$1.445

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,716,855	36,661,029	36,703,901	36,649,990

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,669	$21,556
Trade receivables	121,877	91,223
Other receivables	2,692	3,159
Due from affiliates	1,803	83
Inventories	52,931	64,357
Advance royalties	3,629	3,629
Prepaid expenses and other assets	3,560	8,801

Total current assets	196,161	192,808

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,510,054	1,378,914
Less accumulated depreciation, depletion and amortization	(607,406)	(556,370)

Total property, plant and equipment, net	902,648	822,544

OTHER ASSETS:
Advance royalties	27,768	26,802
Other long-term assets	26,925	9,246

Total other assets	54,693	36,048

TOTAL ASSETS	$1,153,502	$1,051,400

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$66,943	$62,821
Due to affiliates	434	27
Accrued taxes other than income taxes	15,683	10,777
Accrued payroll and related expenses	27,438	22,101
Accrued interest	2,920	2,918
Workers’ compensation and pneumoconiosis benefits	10,043	9,886
Current capital lease obligation	310	324
Other current liabilities	13,620	11,062
Current maturities, long-term debt	18,000	18,000

Total current liabilities	155,391	137,916

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	427,000	422,000
Pneumoconiosis benefits	36,224	34,344
Accrued pension benefit	19,618	19,696
Workers’ compensation	60,519	53,845
Asset retirement obligations	53,991	53,116
Due to affiliates	1,269	1,148
Long-term capital lease obligation	314	460
Other liabilities	8,066	7,895

Total long-term liabilities	607,001	592,504

Total liabilities	762,392	730,420

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,716,855 and 36,661,029 units outstanding, respectively	698,159	630,165
General Partners’ deficit	(290,438)	(293,153)
Accumulated other comprehensive loss	(16,611)	(17,149)

Total ARLP Partners’ Capital	391,110	319,863
Noncontrolling interest	—	1,117

Total Partners’ Capital	391,110	320,980

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,153,502	$1,051,400

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$258,867	$164,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(174,848)	(174,685)
Changes in accounts payable and accrued liabilities	(9,913)	8,364
Proceeds from sale of property, plant and equipment	102	1
Purchase of marketable securities	—	(4,527)
Receipts of prior advances on Gibson rail project	1,032	1,223

Net cash used in investing activities	(183,627)	(169,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	66,500	—
Payments under revolving credit facilities	(61,500)	—
Payments on capital lease obligation	(160)	(173)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,265)	(791)
Cash contributions by General Partners	43	31
Distributions paid to Partners	(90,412)	(81,353)

Net cash used in financing activities	(86,794)	(82,286)

EFFECT OF CURRENCY TRANSLATION ON CASH	(333)	187

NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,887)	(87,462)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,556	244,875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,669	$157,413

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Presentation of Net Income

Consolidated net income includes earnings attributable to both ARLP and noncontrolling interests. Consolidated net income less earnings attributable to noncontrolling interest is referred to as “net income attributable to ARLP.” Unless otherwise noted, any reference to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2010	2009	2010	2010E Midpoint

Cash flows provided by operating activities	$152,221	$88,983	$258,867	$164,261	$106,646	$490,000
Non-cash compensation expense	(1,038)	(908)	(1,894)	(1,750)	(856)	(4,000)
Asset retirement obligations	(648)	(664)	(1,292)	(1,339)	(644)	(2,500)
Coal inventory adjustment to market	(1,034)	(621)	(1,034)	(630)	—	(2,000)
Loss on retirement of damaged vertical hoist equipment	(1,204)	—	(1,204)	—	—	(1,200)
Net gain (loss) on foreign currency exchange	(51)	127	(333)	187	(282)	(300)
Net loss on sale of property, plant and equipment	—	(46)	(70)	(45)	(70)	(100)
Other	(141)	(131)	(271)	(274)	(130)	(600)
Net effect of working capital changes	(26,967)	(16,958)	(20,347)	9,362	6,620	(14,300)
Interest expense, net	7,391	7,515	14,935	14,865	7,544	29,000
Income tax expense (benefit)	423	(201)	591	225	168	1,000

EBITDA	128,952	77,096	247,948	184,862	118,996	495,000
Depreciation, depletion and amortization	(35,677)	(28,272)	(71,973)	(55,622)	(36,296)	(145,000)
Interest expense, net	(7,391)	(7,515)	(14,935)	(14,865)	(7,544)	(29,000)
Income tax (expense) benefit	(423)	201	(591)	(225)	(168)	(1,000)

Net income	85,461	41,510	160,449	114,150	74,988	320,000
Net income attributable to noncontrolling interest	—	(50)	—	(179)	—	—

Net income attributable to ARLP	$85,461	$41,460	$160,449	$113,971	$74,988	$320,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2010	2009	2010

Operating expense	$246,702	$204,477	$239,267
Outside coal purchases	4,544	432	1,842
Other (income) expense	(304)	(202)	150

Segment Adjusted EBITDA Expense	$250,942	$204,707	$241,259
Divided by tons sold	7,489	6,247	7,381

Segment Adjusted EBITDA Expense per ton	$33.51	$32.77	$32.69

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended June 30,		Three Months Ended March 31,
	2010	2009	2010

EBITDA (See reconciliation to GAAP above)	$128,952	$77,096	$118,996
General and administrative	11,628	9,307	10,701

Segment Adjusted EBITDA	$140,580	$86,403	$129,697

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